UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No.     )

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☐ Preliminary Proxy Statement	☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒ Definitive Proxy Statement

☐ Definitive Additional Materials

☐ Soliciting Material Pursuant to § 240.14a-11(c) or § 240.14a-12

COLUMBIA SPORTSWEAR COMPANY

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Portland, Oregon

April 9, 2004

Dear Shareholders:

You are cordially invited to attend our annual meeting of shareholders at 3:00 p.m., Pacific Time, on Thursday, May 13, 2004 at our headquarters at 14375 NW Science Park Drive, Portland, Oregon 97229.

Details of the business to be conducted at the annual meeting are provided in the attached Notice of Annual Meeting and Proxy Statement. At the annual meeting, we will also report on the Company’s operations and respond to any questions you may have.

Your vote is very important.    Whether or not you attend the annual meeting in person, it is important that your shares are represented and voted at the meeting. Please promptly sign, date, and return the enclosed proxy card in the postage-prepaid envelope. If you attend the meeting, you will have the right to revoke your proxy and vote your shares in person. Retention of the proxy is not necessary for admission to or identification at the meeting.

Very truly yours,

Timothy P. Boyle

President and Chief Executive Officer

COLUMBIA SPORTSWEAR COMPANY

14375 NW Science Park Drive

Portland, Oregon 97229

(503) 985-4000

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

May 13, 2004

To the Shareholders of Columbia Sportswear Company:

Our annual meeting will be held at 3:00 p.m., Pacific Time, on Thursday, May 13, 2004 at 14375 NW Science Park Drive, Portland, Oregon 97229. The purpose of the meeting is:

1.	To elect directors for the next year;

2.	To amend our 1997 Stock Incentive Plan to increase the number of shares reserved for issuance under the plan;

3.	To re-approve our Executive Incentive Compensation Plan;

4.	To ratify the selection of Deloitte & Touche LLP as our independent auditors for 2004; and

5.	To act upon any other matters that may properly come before the meeting.

Only shareholders of record at the close of business on March 15, 2004 are entitled to vote at the meeting. A list of shareholders will be available for inspection by shareholders commencing April 13, 2004 at our corporate headquarters.

Even if you plan to attend the meeting in person, please sign, date and return the enclosed proxy in the enclosed postage-prepaid envelope. You may attend the meeting in person even if you send in your proxy; retention of the proxy is not necessary for admission to or identification at the meeting.

By Order of the Board of Directors

Carl K. Davis

Vice President, General Counsel and Secretary

Portland, Oregon

April 9, 2004

PROXY STATEMENT

COLUMBIA SPORTSWEAR COMPANY

PROXY STATEMENT

Annual Meeting of Shareholders

SUMMARY OF PROCEDURES

How Proxies Will Be Solicited. The Board of Directors of Columbia Sportswear Company, an Oregon corporation, is soliciting proxies to be used at the annual meeting of shareholders to be held at 3:00 p.m., Pacific Time, on Thursday, May 13, 2004 at Columbia’s headquarters, located at 14375 NW Science Park Drive, Portland, Oregon 97229 for the purposes set forth in the accompanying Notice of Annual Meeting. This proxy statement, the form of proxy and our 2003 Annual Report will be mailed to shareholders on or about April 9, 2004, at our cost. The proxy statement and Annual Report are also available on our website at www.columbia.com and the website of the Securities and Exchange Commission at www.sec.gov. We will request fiduciaries, custodians, brokerage houses and similar parties to forward copies of proxy materials to beneficial owners of the Company’s stock and we will reimburse these parties for their reasonable and customary charges for expenses of such distribution. Proxies will be solicited by use of the mail and the Internet, and our directors, officers and employees may also solicit proxies by telephone, fax or personal contact. No additional compensation will be paid for these services. We have retained W.F. Doring & Co. to assist in the solicitation of proxies from nominees and brokers at an estimated fee of $3,000 plus related out-of-pocket expenses.

Householding of Proxy Materials. The Securities and Exchange Commission has adopted rules that permit companies and intermediaries to satisfy the delivery requirements for proxy statements with respect to two or more security holders sharing the same address by delivering a single proxy statement addressed to those security holders. This process, which is commonly referred to as “householding,” may result in more convenience for security holders and cost savings for companies. A number of brokers with accountholders who are Company shareholders will be householding our proxy materials. If you have received notice from your broker that it will be householding communications to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement, please notify your broker or write to us at Columbia Sportswear Company, Attention: Investor Relations, 14375 NW Science Park Drive, Portland, Oregon 97229. If you currently receive multiple copies of the proxy statement and would like to request householding of your communications, please contact your broker.

Who Can Vote. Only shareholders of record at the close of business on March 15, 2004 (the “record date”) are entitled to notice of and to vote at the annual meeting or any adjournments thereof. At the close of business on March 15, 2004, there were issued and outstanding 40,378,448 shares of the Company’s Common Stock, the only authorized voting security of the Company.

How You Can Vote. Mark your proxy, sign and date it, and return it in the enclosed postage-paid envelope. To ensure that your vote is counted, we must receive your proxy before or at the annual meeting. All of your shares that have been properly voted and not revoked will be voted at the annual meeting in accordance with your instructions. If you sign your proxy card but do not give voting instructions, the shares represented by your proxy will be voted as recommended by the Board of Directors.

How You Can Revoke Your Proxy or Change Your Vote. You can revoke your proxy at any time before it is voted at the annual meeting by:

•	Sending written notice of revocation bearing a later date than the date of the proxy to the Secretary;

•	Submitting to the Secretary a later-dated proxy relating to the same shares; or

•	Attending the annual meeting and voting in person. If your shares are held in the name of a bank, broker or other holder of record, you must obtain a proxy, executed in your favor, from the holder of record to be able to vote at the meeting.

Any written notice revoking a proxy should be sent to Columbia Sportswear Company, Attention: Carl K. Davis, 14375 NW Science Park Drive, Portland, Oregon 97229, or hand-delivered to Mr. Davis at or before the vote at the annual meeting.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information as of March 15, 2004 regarding the beneficial ownership of shares of Common Stock by (i) each person known by the Company to own beneficially more than 5% of the Common Stock, (ii) each of our directors, (iii) each of our executive officers named in the Summary Compensation Table, and (iv) all of our executive officers and directors as a group. The address for each of our executive officers and directors is 14375 NW Science Park Drive, Portland, Oregon 97229. The address for FMR Corp. is 82 Devonshire Street, Boston, Massachusetts 02109. Except as otherwise noted, the persons listed below have sole investment and voting power with respect to the shares owned by them.

Beneficial Owner	Shares Beneficially Owned(1)		Percentage of Shares
Gertrude Boyle	5,362,473		13.3%
Timothy P. Boyle	15,544,464	(2)	38.5%
FMR Corp.	2,034,400	(3)	5.0%
Edward R. Howell	10,520	(4)	*
Patrick D. Anderson	95,412	(5)	*
Robert G. Masin	50,382	(6)	*
Murrey R. Albers	32,203	(7)	*
Stephen E. Babson	8,378	(8)	*
Sarah A. Bany	3,518,955	(9)	8.7%
Edward S. George	44,221	(10)	*
Walter T. Klenz	17,565	(11)	*
John W. Stanton	328,048	(12)	*
All directors and executive officers as a group (15 persons)	25,165,764	(13)	61.7%

*	Less than 1%.

(1)	Shares that the person or group has the right to acquire within 60 days after March 15, 2004 are deemed to be outstanding in calculating the percentage ownership of the person or group but are not deemed to be outstanding as to any other person or group.

(2)	Includes (a) 263,680 shares held in trust, for which Mr. Boyle’s wife is trustee, for the benefit of Mr. Boyle’s children, and (b) 417 shares held in trust for Mr. Boyle’s wife, for which she is trustee. Mr. Boyle disclaims beneficial ownership of these shares, and this report shall not be deemed an admission that Mr. Boyle is the beneficial owner of such shares for purposes of Section 16 or for any other purpose.

(3)	Beneficial ownership is as of December 31, 2003, as reported in the Schedule 13G filed by FMR Corp. on February 17, 2004.

(4)	Includes 10,320 shares subject to options exercisable within 60 days after March 15, 2004.

(5)	Includes 87,412 shares subject to options exercisable within 60 days after March 15, 2004.

(6)	Includes 39,337 shares subject to options exercisable within 60 days after March 15, 2004.

(7)	Includes 30,703 shares subject to options exercisable within 60 days after March 15, 2004.

(8)	Includes (a) 750 shares held by Babson Capital Partners, L.P, for which Mr. Babson is general partner, (b) 1,500 shares held by the Jean McCall Babson Trust for which Mr. Babson is trustee and whose beneficiaries include members of Mr. Babson’s family, and (c) 4,628 shares subject to options exercisable within 60 days after March 15, 2004.

(9)	Includes (a) 100,000 shares held in trust, for which Ms. Bany’s husband is trustee, for the benefit of Ms. Bany’s children, (b) 1,252,779 shares held in grantor retained annuity trusts for which Ms. Bany is trustee and income beneficiary, and (c) 22,815 shares subject to options exercisable within 60 days after March 15, 2004.

(10)	Includes 5,000 shares held by George Family Investment L.P. and 9,200 shares held by The George Family Trust, for which Mr. George is a trustee. Mr. George disclaims beneficial ownership of these securities, and this report shall not be deemed an admission that he is the beneficial owner of such securities for purposes of Section 16 or for any other purpose. Also includes 30,021 shares subject to options exercisable within 60 days after March 15, 2004.

(11)	Includes 17,565 shares subject to options exercisable within 60 days after March 15, 2004.

(12)	Includes 34,273 shares subject to options exercisable within 60 days after March 15, 2004.

(13)	Includes 403,774 shares subject to options exercisable within 60 days after March 15, 2004.

CORPORATE GOVERNANCE

Corporate Governance Guidelines and Independence. The Company’s Board of Directors has adopted a Nominating and Corporate Governance Committee Charter that is available for review on our website at www.columbia.com. Under the Company’s Nominating and Corporate Governance Committee Charter, which adopts the current standards for “independence” in accordance with the Nasdaq National Market listing standards and the Securities and Exchange Commission rules, a majority of the members of the Board of Directors must be independent as determined by the Board of Directors. The Board of Directors has determined that Messrs. Albers, Babson, George, Klenz and Stanton are independent and, accordingly, a majority of our Board of Directors is independent. Additionally, all current members of our Audit Committee, Compensation Committee and Nominating/Corporate Governance Committee are independent.

The Company has also adopted a Code of Business Conduct and Ethics applicable to the Company’s Chief Executive Officer, Chief Financial Officer, Controller, and all other Company directors, officers and employees. A copy of the Company’s Code of Business Conduct and Ethics is available on our website at www.columbia.com.

Communications with Board. Any shareholder who desires to communicate with the Board of Directors, individually or as a group, may do so by writing to the intended member or members of the Board of Directors, c/o Corporate Secretary, Columbia Sportswear Company, 14375 NW Science Park Drive, Portland, Oregon 97229. Communications should be sent by overnight or certified mail, return receipt requested. All communications will be compiled by the Secretary and submitted to the individual Director to whom it is addressed.

Communications with the Board of Directors regarding recommendations of individuals for consideration by the Nominating/Corporate Governance Committee to become nominees for election to the Board of Directors must be made in accordance with the Director Nomination Policy described below.

Director Compensation. Each director who is not an officer of the Company receives the following compensation for his or her services as director:

•	annual compensation of $30,000;

•	$2,000 per Board meeting attended;

•	$1,000 per committee meeting attended as a member;

•	$2,000 per committee meeting attended as the chairman;

•	an annual option to acquire 5,250 shares of Common Stock;

•	an annual $2,500 Columbia Sportswear merchandise allowance; and

•	reasonable out-of-pocket expenses incurred in attending meetings.

Directors are given the opportunity to receive an option grant in lieu of the annual cash compensation. In 2003, five of the six non-employee directors elected to receive an option to acquire 1,292 shares of Common Stock in lieu of the annual $30,000 cash compensation. All option grants to directors have an exercise price equal to the fair market value of the Company’s Common Stock at the time of the grant, vest ratably over thirty-six months beginning the first month following the date of grant, and expire ten years from the date the option was granted. Directors who are employees of the Company receive no separate compensation for their service as directors.

Board Meetings. The Board of Directors met six times in 2003. Four executive sessions of the Board of Directors were held in 2003. Each director attended at least 75 percent or more of the total number of meetings of the Board of Directors and any committee on which he or she served in 2003. The Company does not maintain a formal policy regarding director attendance at annual shareholder meetings; however, the Company encourages directors to attend the annual meeting of shareholders. Five directors attended the Company’s 2003 annual meeting of shareholders.

Board Committees. The Board of Directors has designated three standing committees. The Audit Committee, the Compensation Committee and the Nominating/Corporate Governance Committee each operate under a written charter that is available for review on our website at www.columbia.com. The current membership of each committee and its principal functions, as well as the number of times it met during fiscal year 2003, are described below.

Audit Committee. The Audit Committee, established in accordance with the regulations adopted by the Securities and Exchange Commission, is composed of Messrs. George, Klenz, and Stanton. The Board of Directors has determined that each member of the Audit Committee meets all applicable independence and financial literacy requirements. The Board has also determined that Mr. George is an “audit committee financial expert” as defined in regulations adopted by the Securities and Exchange Commission. A description of the functions performed by the Audit Committee and Audit Committee activity is set forth below in “Report of the Audit Committee.” The Audit Committee met four times in 2003.

Compensation Committee. The Compensation Committee is composed of Messrs. Albers, Babson and Klenz. All members of the Compensation Committee have been determined to be independent by the Board of Directors in accordance with the Nasdaq National Market listing standards and the Securities and Exchange Commission rules. The Compensation Committee determines compensation for the Company’s executive officers and administers the Company’s 1997 Stock Incentive Plan, the 1999 Employee Stock Purchase Plan, and the Executive Incentive Compensation Plan. For additional information about the Compensation Committee, see “Compensation Committee Report on Executive Compensation,” set forth below. The Compensation Committee met five times in 2003.

Nominating/Corporate Governance Committee. The Nominating/Corporate Governance Committee is composed of Messrs. Babson, Albers, and Stanton. All members of the Nominating/Corporate Governance Committee have been determined to be independent by the Board of Directors in accordance with the Nasdaq National Market listing standards and the Securities and Exchange Commission rules. The Nominating/Corporate Governance Committee develops and recommends corporate governance guidelines and standards for business conduct and ethics, identifies individuals qualified to become Board members, and makes recommendations regarding nominations for director. The Nominating/Corporate Governance Committee will consider individuals recommended by shareholders for nomination as director in accordance with the procedures described under “Director Nomination Policy” described below. The Nominating/Corporate Governance Committee also oversees the annual self-evaluations of the Board and its committees and makes recommendations concerning the size, structure, composition and membership of the Board of Directors and its committees. The Nominating/Corporate Governance Committee met once in 2003.

Director Nomination Policy. Shareholders may recommend individuals for consideration by the Nominating/Corporate Governance Committee to become nominees for election to the Board of Directors by submitting a written recommendation to the Nominating/Corporate Governance Committee c/o Corporate Secretary, Columbia Sportswear Company, 14375 NW Science Park Drive, Portland, Oregon 97229. Communications should be sent by overnight or certified mail, return receipt requested. Submissions must include sufficient biographical information concerning the recommended individual, including age, five-year employment history with employer names and a description of the employer’s business, whether the individual can read and understand financial statements, and board memberships, if any, for the Nominating/Corporate Governance Committee to consider. The submission must be accompanied by a written consent of the individual to stand for election if nominated by the Board and to serve if elected by the shareholders. Recommendations received by December 31, 2004 will be considered for nomination at the 2005 Annual Meeting of Shareholders. Recommendations received after December 31, 2004 will be considered for nomination at the 2006 Annual Meeting of Shareholders.

Following the identification of the director candidates, the Nominating/Corporate Governance Committee will meet to discuss and consider each candidate’s qualifications and shall determine by majority vote the candidate(s) whom the Nominating/Corporate Governance Committee believes would best serve the Company. In evaluating director candidates, the Nominating/Corporate Governance Committee will consider a variety of factors, including the composition of the Board as a whole, the characteristics (including independence, diversity, age, skills and experience) of each candidate, and the performance and continued tenure of incumbent Board members. The Committee believes that candidates for director should have certain minimum qualifications, including high ethical character, business experience with high accomplishment in his or her respective field, the ability to read and understand financial statements, relevant expertise and experience, and the ability to exercise sound business judgment. They must also be over 21 years of age. In addition, the Committee believes at least one member of the Board should meet the criteria for an “audit committee financial expert” as defined by Securities and Exchange Commission rules, and that a majority of the members of the Board should meet the definition of “independent director” under Nasdaq National Market listing standards. The Committee also believes key members of the Company’s management should participate as members of the Board.

Certain Relationships and Related Transactions. B2 Flight LLC, a limited liability company wholly owned by Timothy P. Boyle and his wife, leases its Hawker aircraft to the Company for business use at a price comparable to first-class commercial airfare for each business traveler. In 2003, the Company paid B2 Flight LLC $131,999 for use of the aircraft. The Company believes that this transaction was on terms as fair to the Company as those that would have been available in arm’s-length negotiations.

Section 16(a) Beneficial Ownership Reporting Compliance. Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s executive officers, directors, and persons who own more than 10% of the Common Stock to file reports of ownership and changes in ownership with the Securities and Exchange Commission (SEC). Executive officers, directors, and beneficial owners of more than 10% of the Common Stock are required by SEC regulation to furnish the Company with copies of all section 16(a) reports they file. Based solely on a review of such reports received by the Company and on written representations from certain reporting persons that they have complied with the relevant filing requirements, the Company believes that all section 16(a) transactions were reported on a timely basis, except that one report of a Company stock option grant was filed late by each of Messrs. Albers, Babson, George, Klenz, Stanton, Anderson, Carpenter, Davis, Howell, Masin, Prentice, and Timm and Ms. Bany.

REPORT OF THE AUDIT COMMITTEE

On July 18, 2003, the Board of Directors approved a written charter for the Audit Committee that reflects the standards set forth in the Securities and Exchange Commission regulations and Nasdaq National Market listing standards. A copy of the Audit Committee charter is attached as Appendix A to this proxy statement. Each member of the Audit Committee is independent, as independence for audit committee members is defined under the Nasdaq National Market listing standards.

The Audit Committee’s role is to provide governance, guidance, and oversight regarding financial information provided by the Company to the public or governmental bodies, the Company’s systems of internal controls, and the auditing, accounting, and financial reporting processes in general. The Audit Committee regularly meets with management and the Company’s independent auditors, Deloitte & Touche LLP, to discuss, among other things, the preparation of financial statements, including key accounting and reporting issues. In accordance with the Audit Committee charter, the Audit Committee also oversees the relationship between the Company and its outside auditors, including recommending their appointment, reviewing the scope of their services and related fees, and assessing their independence.

The Audit Committee has:

•	Reviewed and discussed with management and Deloitte & Touche LLP the audited financial statements;

•	Discussed with Deloitte & Touche LLP the matters required to be discussed under generally accepted auditing standards and Statement on Auditing Standards No. 61 (Communication with Audit Committees);

•	Received the written disclosures and the letter from Deloitte & Touche LLP required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees);

•	Reviewed the amount of fees paid to Deloitte & Touche LLP for audit and non-audit services, and discussed whether Deloitte & Touche LLP’s provision of non-audit services was compatible with maintaining their independence; and

•	Established policies and procedures under which all audit and non-audit services performed by the Company’s independent accountants must be approved in advance by the Audit Committee.

Fees Paid to Independent Auditors. The following table summarizes the aggregate fees billed to the Company by Deloitte & Touche LLP:

	2002	2003
Audit Fees(a)	$375,890	$438,618
Audit-Related Fees(b)	15,355	33,320
Tax Fees(c)	1,194,925	449,603
All Other Fees	—	—

Total	$1,586,170	$921,541

(a)	Fees for audit services billed in 2002 and 2003 consisted of:

•	Audit of the Company’s annual financial statements;

•	Reviews of the Company’s quarterly financial statements; and

•	Comfort letters, statutory and regulatory audits, consents and other services related to Security and Exchange Commission (“SEC”) matters.

(b)	Fees for audit-related services billed in 2002 and 2003 consisted of:

•	Due diligence associated with acquisitions;

•	Financial accounting and reporting consultations;

•	Sarbanes-Oxley Act, Section 404 advisory services;

•	Employee benefit plan audits;

•	Opening and closing balance sheet audits/reviews of acquisitions; and

•	Agreed-upon procedures engagements.

(c)	Fees for tax services billed in 2002 and 2003 consisted of:

•	Tax compliance and tax planning and advice;

•	Federal, state and local income tax return assistance;

•	Sales and use, property and other tax return assistance;

•	Assistance with tax return filings in certain foreign jurisdictions;

•	Research & Development tax credit documentation and analysis for purposes of filing amended returns;

•	Transfer pricing documentation;

•	Requests for technical advice from taxing authorities;

•	Assistance with tax audits and appeals; and

•	Preparation of expatriate tax returns.

In considering the nature of the services provided by Deloitte & Touche LLP, the Audit Committee determined that such services are compatible with the provision of independent audit services. The Audit Committee discussed these services with Deloitte & Touche LLP and Company management to determine that they are permitted under the rules and regulations concerning auditor independence promulgated by the Securities and Exchange Commission to implement the Sarbanes-Oxley Act of 2002, as well as the American Institute of Certified Public Accountants.

Pre-Approval Policy. All of the services performed by Deloitte & Touche LLP in 2003 were pre-approved in accordance with the pre-approval policy and procedures adopted by the Audit Committee at its July 17, 2003 meeting, as amended at its October 16, 2003 meeting. This policy describes the permitted audit, audit-related, tax, and other services (collectively, the “Disclosure Categories”) that the independent auditors may perform. The policy requires that prior to the beginning of each fiscal year following adoption of the policy, a description of the services (the “Service List”) expected to be performed by the independent auditors in each of the Disclosure Categories in the following fiscal year be presented to the Audit Committee for approval. Services provided by the independent auditors during the following year that are included in the Service List were pre-approved following the policies and procedures of the Audit Committee.

Any requests for audit, audit-related, tax, and other services not contemplated on the Service List must be submitted to the Audit Committee for specific pre-approval and cannot commence until such approval has been granted. Normally, pre-approval is provided at regularly scheduled meetings. However, the authority to grant specific pre-approval between meetings, as necessary, has been delegated to the Chairman of the Audit Committee. The Chairman must update the Audit Committee at the next regularly scheduled meeting of any services that were granted specific pre-approval.

Based on the Audit Committee’s review and the meetings, discussions and reports described above, and subject to the limitations of the Audit Committee’s role and responsibilities referred to above and in the Audit Committee Charter, the Audit Committee recommended to the Board that the Company’s audited consolidated financial statements for the year ended December 31, 2003 be included in the Company’s Annual Report on Form 10-K.

Members of the Audit Committee:

Edward S. George—Chairman

Walter T. Klenz

John W. Stanton

PROPOSAL 1:  ELECTION OF DIRECTORS

The Board of Directors of the Company consists of eight members. The directors of the Company are elected at each annual meeting to serve until the next annual meeting or until their successors are elected and qualified. Proxies received from shareholders, unless directed otherwise, will be voted FOR election of the following nominees: Mrs. Gertrude Boyle, Ms. Sarah A. Bany, and Messrs. Timothy P. Boyle, Murrey R. Albers, Stephen E. Babson, Edward S. George, Walter T. Klenz and John W. Stanton. Each nominee is now a director of the Company. If any of the nominees for director becomes unavailable for election for any reason, the proxy holders will have discretionary authority to vote pursuant to a proxy for a substitute or substitutes. The following table briefly describes the name, age and position with the Company of each of the Company’s nominees for directors.

Name, Principal Occupation, and Other Directorships	Age	Director Since

Gertrude Boyle has served as Chairman of the Board of Directors since 1970. Mrs. Boyle also served as the Company’s President from 1970 to 1988. Mrs. Boyle is Timothy P. Boyle’s and Sarah A. Bany’s mother.	80	1970

Timothy P. Boyle has served on the Board of Directors since 1978. Mr. Boyle joined the Company in 1971 as General Manager and has served as President and Chief Executive Officer since 1988. Mr. Boyle is also a member of the Board of Directors of Northwest Natural Gas and Widmer Brothers Brewing Company. Mr. Boyle is Gertrude Boyle’s son and Sarah A. Bany’s brother.	54	1978

Sarah A. Bany has served on the Board of Directors since 1988. Ms. Bany is the owner and Executive Vice President of Brand Development of Moonstruck Chocolate Company. From 1979 to August 1998, Ms. Bany held various positions at Columbia Sportswear, most recently as Director of Retail Stores. Ms. Bany is Gertrude Boyle’s daughter and Timothy P. Boyle’s sister.	45	1988

Murrey R. Albers became a director of the Company in July 1993. Mr. Albers is President and Chief Executive Officer of United States Bakery, a bakery with operations in Oregon, Washington, Idaho, Montana and California. Mr. Albers, who has been in his current position since June 1985, joined United States Bakery as general manager of Franz Bakery in 1975. Mr. Albers chairs the Compensation Committee.	62	1993

Stephen E. Babson became a director of the Company in July 2002. Mr. Babson has been a Principal of Endeavour Capital, a Northwest private equity firm, since April 2002. Mr. Babson joined Stoel Rives LLP, a law firm, in 1978, was a partner from 1984 to February 2002, and served as its chairman from July 1999 to February 2002. Mr. Babson chairs the Nominating/Corporate Governance Committee.	53	2002

Edward S. George became a director of the Company in 1989. For 30 years, until his retirement, Mr. George worked in the banking industry. From 1980 to 1990, he was President and CEO of Torrey Pines Bank and from 1991 to 1998 he served as a financial consultant. Mr. George also served as a director of First National Bank of San Diego until its sale in September 2002. Mr. George chairs the Audit Committee.	67	1989

Walter T. Klenz became a director of the Company in 2000. He has served as Managing Director of Beringer Blass Wine Estates since 2001. Mr. Klenz became President and Chief Executive Officer of Beringer Wine Estates in 1990, and Chairman of its Board of Directors in August 1997, and he served in those positions until the 2000 acquisition of Beringer Wine Estates by Foster’s Brewing Group Limited. Mr. Klenz joined Beringer Wine Estates in 1976 as director of marketing for the Beringer brand. He also serves on the Board of Directors of America West Airlines.	58	2000

John W. Stanton became a director of the Company in July 1997. Since 1992, Mr. Stanton has served as Chairman and Chief Executive Officer of Western Wireless Corporation, a publicly traded company, and its predecessors. Mr. Stanton also serves as Chairman of T-Mobile USA, a member of the T-Mobile International Group, the mobile telecommunications subsidiary of Deutsche Telekom AG. T-Mobile USA was formerly known as VoiceStream Wireless Corporation, which became a subsidiary of Deutsche Telekom AG in May 2001. Mr. Stanton served as Chief Executive Officer and Chairman of VoiceStream from 1994 to 2002. Mr. Stanton is a member of the board of directors of Advanced Digital Information Corporation and T-Mobile USA and a Trustee of Whitman College, a private college in the State of Washington.	48	1997

RECOMMENDATION BY THE BOARD OF DIRECTORS

The Board of Directors recommends that shareholders vote FOR election of the nominees named in this proxy statement. If a quorum of shareholders is present at the annual meeting, the eight nominees for election as directors who receive the greatest number of votes cast at the meeting will be elected directors. Abstentions and broker non-votes are counted for purposes of determining whether a quorum exists at the annual meeting, but will have no effect on the results of the vote. If any of the nominees for director at the annual meeting becomes unavailable for election for any reason, the proxy holders will have discretionary authority to vote pursuant to the proxy for a substitute or substitutes.

PROPOSAL 2:  AMENDMENT TO THE 1997 STOCK INCENTIVE PLAN

The Board of Directors has proposed an amendment to the Company’s 1997 Stock Incentive Plan (the “Incentive Plan”) that will increase the number of shares available for issuance under the Incentive Plan from 5,400,000 to 7,400,000.

Stock options have been the principal long-term incentive compensation element of officer and key employee compensation, and the Board of Directors believes the Incentive Plan is an important tool to attract and retain talented employees and directors. In order to provide many employees with a long-term stake in the Company’s prosperity, the Board of Directors has made broad-based option grants, including approximately 296 individuals in the option program as of March 15, 2004. At March 15, 2004, 549,974 shares of the Company’s Common Stock remained available for future grants under the Incentive Plan. The Board of Directors believes that additional shares must be reserved for issuance under the Incentive Plan. Accordingly, the Board of Directors recommends that shareholders approve an increase of 2,000,000 shares reserved for issuance under the Incentive Plan. In addition, shareholder approval of Proposal 2 will constitute re-approval of the per-employee limit on grants of options under the Incentive Plan of 100,000 shares annually and 100,000 shares in connection with hiring. This re-approval is required every five years for continued compliance with regulations under Section 162(m) of the Internal Revenue Code. See “Federal Tax Consequences.”

The following table provides information about all compensation plans previously approved by shareholders under which our equity securities are authorized for issuance to employees or non-employees (such as directors and consultants), as of December 31, 2003:

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders:
1997 Stock Incentive Plan	2,421,742	$28.67	542,947
1999 Employee Stock Purchase Plan	—	—	545,507
Equity compensation plans not approved by security holders	—	—	—

Total	2,421,742	$28.67	1,088,454

Description. A copy of the Incentive Plan is attached to this Proxy Statement as Appendix B and is incorporated herein by reference. The following description of the Incentive Plan is a summary and does not purport to be a complete description. See Appendix B for more detailed information.

Eligibility. All employees, officers and directors of the Company and its subsidiaries are eligible to participate in the Incentive Plan. Also eligible are non-employee agents, consultants, advisors, and independent contractors of the Company or any subsidiary.

Administration. The Incentive Plan is administered by the Board of Directors or, if the Board so determines, a committee of the Board of Directors or specified officers of the Company, or both. The Board or the committee, as the case may be, may promulgate rules and regulations for the operation of the Incentive Plan and generally supervises the administration of the Incentive Plan, except that only the Board of Directors may amend, modify or terminate the Incentive Plan. The Board of Directors has delegated general authority for making option grants to the Compensation Committee. The Compensation Committee determines individuals to whom option grants are made under the Incentive Plan and the price and terms of any grants. For purposes of the description of the Incentive Plan, “Board of Directors” or “Board” shall also mean the Compensation Committee or officer when appropriate.

Term. The Incentive Plan will continue until all shares available for issuance under the Incentive Plan have been issued and all restrictions on such shares have lapsed. The Board of Directors may suspend or terminate the Incentive Plan at any time.

Stock Options. The Board of Directors determines the persons to whom options are granted, the option price, the number of shares to be covered by each option, the period of each option, the times at which options may be exercised and whether the option is an incentive stock option (“ISO”) as defined in Section 422 of the Internal Revenue Code or a nonqualified stock option (“NSO”). If the option is an ISO, the option price cannot be less than the fair market value of the Common Stock on the date of grant. The fair market value of the Company’s Common Stock as of March 15, 2004, was $51.00. If an optionee with respect to an ISO at the time of grant owns stock possessing more than 10 percent of the combined voting power of the Company, the option price may not be less than 110 percent of the fair market value of the Common Stock on the date of grant. If the option is an NSO, the option price may be any amount determined by the Board of Directors. No employee may be granted options under the Incentive Plan for more than an aggregate of 100,000 shares in any 12-month period or 100,000 shares in connection with hiring. In addition, the Incentive Plan limits the amount of ISOs that may first become exercisable under the Incentive Plan in any year to $100,000 per optionee (based on the fair market value of the stock on the date of grant). No monetary consideration is paid to the Company upon the granting of options.

Options granted under the Incentive Plan generally continue in effect for the period fixed by the Board of Directors or appropriate committee or officer, except that ISOs are not exercisable after the expiration of 10 years from the date of grant or five years from the date of grant in the case of a 10 percent shareholder. Options are exercisable in accordance with the terms of an option agreement entered into at the time of grant and, except as otherwise determined by the Board of Directors with respect to an NSO, are nontransferable except on death of a holder. Options may be exercised only while an optionee is employed by the Company or a subsidiary or within 12 months following termination of employment by reason of death or disability or 30 days following termination for any other reason. The Incentive Plan provides that the Board of Directors may extend the exercise period for any period up to the expiration date of the option and may increase the number of shares for which the option may be exercised up to the total number underlying the option. The purchase price for each share purchased pursuant to exercise of options must be paid in cash, including cash that may be the proceeds of a loan from the Company, in shares of Common Stock valued at fair market value, in restricted stock, in performance units or other contingent awards denominated in either stock or cash, in deferred compensation credits or in other forms of consideration, as determined by the Board of Directors or appropriate committee or officer. Upon the exercise of an option, the number of shares subject to the option and the number of shares available under the Incentive Plan for future option grants are reduced by the number of shares with respect to which the option is exercised.

Stock Bonus Awards. The Board of Directors may award Common Stock as a stock bonus under the Incentive Plan and determine the number of shares to be awarded and the period of time for the award. Stock received as a stock bonus is subject to the terms, conditions and restrictions determined by the Board of Directors at the time the stock is awarded. The Company has never made stock bonus awards under the Incentive Plan.

Restricted Stock. The Incentive Plan provides that the Board may issue restricted stock in such amounts, for such consideration, and subject to such terms, conditions and restrictions as the Board of Directors may determine. The restrictions may include restrictions concerning transferability and forfeiture of the shares awarded. The Company has never awarded restricted stock under the Incentive Plan.

Performance-Based Awards. The Board of Directors may grant awards intended to qualify as performance-based compensation under Section 162(m) of the Internal Revenue Code denominated at the time of grant either in Common Stock or in dollar amounts consisting of monetary units that may be earned in whole or in part if the Company achieves written objective goals established by the Board of Directors over a designated period of time. Payment of an award earned may be in cash or stock or both, as the Board of Directors determines. The Board of Directors may also impose additional restrictions to payment under a performance-based award in addition to the satisfaction of the performance goals. No participant may receive in any fiscal year stock-based performance awards under which the aggregate amount payable under the awards exceeds the equivalent of 100,000 shares of Common Stock or cash-based performance awards under which the aggregate amount payable exceeds $3,000,000.

Changes in Capital Structure. The Incentive Plan provides that if the outstanding Common Stock is increased or decreased or changed into or exchanged for a different number or kind of shares or other securities of the Company or of another corporation by reason of any recapitalization, stock split or certain other transactions, appropriate adjustment will be made by the Board of Directors in the number and kind of shares available for awards under the Incentive Plan. In the event of a merger, consolidation or plan of exchange to which the Company is a party or a sale of all or substantially all of the Company’s assets (each a “Transaction”), the Board of Directors will, in their sole discretion and to the extent possible under the structure of the Transaction, select one of the following alternatives for treating outstanding awards under the Incentive Plan: (i) outstanding options will remain in effect in accordance with their terms; (ii) outstanding options shall be converted into options to purchase stock in the corporation that is the surviving or acquiring corporation in the Transaction; or (iii) the Board of Directors will provide a 30-day period prior to the consummation of the Transaction during which outstanding options shall be exercisable to the extent they are already vested or vest within that period and, upon the expiration of such 30-day period, all unexercised options shall immediately terminate. The Board of Directors may, in their sole discretion, accelerate the exercisability of options so that they are exercisable in full during such 30-day period. In the event of the dissolution of the Company, options shall be treated in accordance with clause (iii) above.

Federal Income Tax Consequences. The following is a summary of the federal income tax consequences of awards under the Incentive Plan. Applicable state, local and foreign tax consequences may differ. Certain options authorized to be granted under the Incentive Plan are intended to qualify as ISOs for federal income tax purposes. Under federal income tax law currently in effect, an optionee will recognize no regular income upon grant or upon proper exercise of an ISO. The amount by which the fair market value of the stock at the time of exercise exceeds the exercise price, however, is includible in the optionee’s alternative minimum taxable income and may, in certain circumstances, result in alternative minimum tax liability. If an employee exercises an ISO and does not dispose of any of the option shares within two years following the date of grant and within one year following the date of exercise, then any gain realized on subsequent disposition of the shares will be taxable as capital gain. Ordinarily, if an employee disposes of shares acquired upon exercise of an ISO before the expiration of either the one-year holding period or the two-year waiting period (a “disqualifying disposition”), the amount by which the fair market value of the shares on the exercise date exceeds the exercise price will be taxable as ordinary compensation income in the year of such disposition. If, however, the disqualifying disposition is by sale or exchange, the amount of ordinary compensation income recognized by the optionee generally will be limited to the amount realized by the optionee on the sale or exchange. The Company will not be allowed any deduction for federal income tax purposes at either the time of the grant or the time of exercise of an ISO. Upon any disqualifying disposition by an employee, the Company generally will be entitled to a deduction to the extent the employee realized ordinary compensation income.

Certain options authorized to be granted under the Incentive Plan will be treated as NSOs for federal income tax purposes. Under federal income tax law presently in effect, no income is realized by the grantee of an NSO until the option is exercised. At the time of exercise of an NSO, the optionee will realize ordinary compensation income, and the Company generally will be entitled to a deduction, in the amount by which the fair market value of the shares subject to the option at the time of exercise exceeds the exercise price. The Company is required to withhold income and employment taxes on the amount of compensation realized by the optionee. Upon the sale of shares acquired upon exercise of an NSO, the excess of the amount realized from the sale over the fair market value of the shares on the date of exercise will be taxable as capital gain.

An employee who receives stock in connection with the performance of services generally will realize taxable income at the time of receipt, unless the shares are substantially nonvested for purposes of Section 83 of the Internal Revenue Code and the employee does not elect immediate taxation pursuant to Section 83(b) of the Internal Revenue Code. If the shares are substantially nonvested at the time of receipt, the employee will realize taxable income in each year in which a portion of the shares substantially vest, unless the employee elects within 30 days after the original transfer to recognize income in connection with the original transfer under Section 83(b). The Company generally will be entitled to a tax deduction equal to the amount includable as income by the employee at the same time or times as the employee recognizes income with respect to the shares. The Company is required to withhold on the income amount. A participant who receives a cash bonus right under the Incentive Plan will generally recognize income equal at the time of receipt to the amount of the cash bonus paid, and the Company generally will be entitled to deduct the same amount.

Section 162(m) of the Internal Revenue Code limits to $1,000,000 per person the amount that the Company may deduct for compensation paid to certain of its most highly compensated officers in any year. Under Internal Revenue Service regulations, compensation received upon exercise of an option or through a performance-based award is not subject to the $1,000,000 limit if the option or performance-based award and the Incentive Plan meet certain requirements. One requirement, if the compensation committee has authority to change the targets of a performance goal after shareholder approval of the goal, is disclosure to the shareholders and re-approval at least once approximately every five years of the material terms of the performance goal. Other requirements are that (1) the Incentive Plan provide per-employee limits on the number of shares for which options may be granted during a specified time period, (2) the option be granted by a committee comprised solely of two or more outside directors and (3) that the exercise price of the option be not less than fair market value of the stock subject to the option on the date of grant. These requirements are met and, accordingly, the Company believes that if this proposal is approved by shareholders, compensation received on exercise of options and performance-based awards granted under the Incentive Plan in compliance with all of the above requirements will be exempt from the $1,000,000 deduction limit.

RECOMMENDATION BY THE BOARD OF DIRECTORS

The Board of Directors recommends that shareholders vote FOR the amendment to the Incentive Plan. The proposal will be approved if a quorum is present at the meeting and a majority of the total votes cast on the proposal are voted in favor of the proposal. Abstentions have the same effect as “no” votes in determining whether the proposal is approved. Broker non-votes are counted for purposes of determining whether a quorum exists at the annual meeting but are not counted and have no effect on the result of the vote on this proposal. The proxies will be voted for or against this proposal or as an abstention, in accordance with the instructions specified on the proxy form. If no instructions are given, proxies will be voted for approval of the adoption of this proposal.

PROPOSAL 3: RE-APPROVAL OF THE EXECUTIVE INCENTIVE COMPENSATION PLAN

In 1999, shareholders approved the Executive Incentive Compensation Plan (the “Compensation Plan”). The Company seeks shareholder re-approval of the Compensation Plan this year to confirm the formal incentive compensation program for certain executive officers and to satisfy requirements of the Internal Revenue Code for shareholder-approved, performance-based compensation. Under Section 162(m) of the Internal Revenue Code, publicly held corporations may take federal income tax deductions for compensation in excess of $1,000,000 per year to each of the corporations’ top paid executives if the compensation qualifies as performance-based, pursuant to a plan that was approved by shareholders within the past five years. Re-approval by shareholders of the Compensation Plan is necessary to preserve the Company’s income tax deduction for annual incentive bonus payments to Company executives.

Description. A copy of the Compensation Plan is attached to this Proxy Statement as Appendix C and is incorporated herein by reference. The following description of the Compensation Plan is a summary and does not purport to be a complete description. See Appendix C for more detailed information.

Administration. The Compensation Plan is administered by the Compensation Committee, which consists of three independent directors.

Persons Covered. The Compensation Committee determines which executive officers of the Company are eligible to participate in the Compensation Plan for any year no later than 90 days after the beginning of the year. In 2004, the following Company executive officers are eligible to participate in the Compensation Plan: the Chairman, the Chief Executive Officer and President, the Vice President and Chief Operating Officer, the Vice President and Chief Financial Officer, the Senior Vice President/General Merchandise Manager, the Vice President/Manufacturing and Operations, the Vice President and General Manager – Outerwear Merchandising, the Global President/Sorel, and the Vice President/General Counsel.

Performance Goals and Awards. No later than 90 days after the beginning of each year, the Compensation Committee establishes performance goals for each participating executive officer and the related cash performance awards related to achievement of those goals. Performance awards are stated as a percentage of an executive’s base salary. Performance goals are based on Company revenues, sales, earnings, or earnings per share, or the growth of Company revenues, sales, earnings, or earnings per share. Audited financial statements are used to measure all financial goals. The Compensation Committee has the discretion to include or exclude any extraordinary items in the financial statements and to adjust performance goals to take into account changes in accounting that occur during a given year, however, any decision to include or exclude extraordinary items or to adjust performance goals to reflect changes in accounting is made by the Compensation Committee at or prior to the time the Compensation Committee establishes performance goals for the calendar year. For the Chief Executive Officer and President, performance awards are on a sliding scale, ranging from between 30 percent and 220 percent his base salary, depending on whether the Company achieves between 85 percent and 130 percent of predetermined performance goals. For all other eligible executive officers, performance awards are on a sliding scale, ranging from between 66 percent and 85 percent of each person’s base salary, depending on whether the Company achieves between 85 percent and 115 percent of predetermined performance goals. The Compensation Committee may use its discretion to reduce the amount payable to any eligible executive officer by up to 100%, based on factors it determines warrant such a reduction. The maximum amount payable under the Compensation Plan to any participant for a calendar year will not exceed $2 million.

Termination and Amendment. The Compensation Plan will remain in effect until terminated by the Board of Directors. The Compensation Committee may amend the Compensation Plan, with the approval of the Board of Directors, at any time, except to the extent that shareholder approval would be required to maintain the qualification of performance awards as performance-based compensation.

2004 Performance Goals and Awards. In March 2004 the Compensation Committee established performance goals and related performance awards based on operating income before discretionary bonuses for

2004. The actual amounts to be paid under those awards cannot be determined at this time, as such amounts are dependent on the Company’s performance for the current year.

RECOMMENDATION BY THE BOARD OF DIRECTORS

The Board of Directors recommends that shareholders vote FOR re-approval of the Compensation Plan. This proposal will be approved if a quorum is present at the meeting and the votes cast in favor of this proposal exceed the votes cast opposing this proposal. Abstentions and broker non-votes are counted for purposes of determining whether a quorum exists at the annual meeting, but will have no effect on the results of the vote. The proxies will be voted for or against this proposal or as an abstention, in accordance with the instructions specified on the proxy form. If no instructions are given, proxies will be voted for approval of the adoption of this proposal.

PROPOSAL 4: RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

The Board of Directors has selected Deloitte & Touche LLP as the Company’s independent auditors for the 2004 fiscal year, subject to ratification of the selection by the shareholders of the Company at the annual meeting. Representatives of Deloitte & Touche LLP are expected to be present at the annual meeting and will be available to respond to appropriate questions. They do not plan to make any statement but will have the opportunity to make a statement if they wish.

RECOMMENDATION BY THE BOARD OF DIRECTORS

The Board of Directors recommends that shareholders vote FOR ratification of the selection of Deloitte & Touche LLP as the Company’s independent auditors for the 2004 fiscal year. This proposal will be approved if a quorum is present at the meeting and the votes cast in favor of this proposal exceed the votes cast opposing this proposal. Abstentions and broker non-votes are counted for purposes of determining whether a quorum exists at the annual meeting, but will have no effect on the results of the vote. The proxies will be voted for or against this proposal or as an abstention, in accordance with the instructions specified on the proxy form. If no instructions are given, proxies will be voted for approval of the adoption of this proposal.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth all compensation paid by the Company for each of the last three fiscal years to the Chief Executive Officer and each of the four other most highly compensated executive officers.

	Annual Compensation					Long-Term Compensation Securities Underlying Options	All Other Compensation
Name and Principal Position	Fiscal Year	Salary		Bonus
Timothy P. Boyle President, Chief Executive Officer	2003 2002 2001	$ $ $	690,000 690,000 690,000	$ $ $	970,761 927,751 1,404,458	— — —	$ $ $	19,352 18,115 14,283	(1) (1) (1)

Gertrude Boyle Chairman of the Board	2003 2002 2001	$ $ $	675,000 675,000 675,000	$ $ $	345,330 330,030 499,610	— — —	$ $ $	14,363 13,126 9,294	(2) (2) (2)

Patrick D. Anderson Chief Operating Officer	2003 2002 2001	$ $ $	324,000 288,692 267,115	$ $ $	165,758 158,414 199,844	30,000 30,000 26,250	$ $ $	15,930 15,351 11,861	(3) (3) (3)

Edward R. Howell Global President—Sorel	2003 2002	$ $	415,000 145,769	$ $	204,640 81,476	15,000 50,000	$ $	71,993 86,424	(4) (4)

Robert G. Masin Senior Vice President of Sales and Merchandising	2003 2002 2001	$ $ $	363,825 324,177 303,188	$ $ $	186,133 177,886 224,408	15,000 26,000 26,250	$ $ $	19,861 19,322 13,947	(5) (5) (5)

(1)	Includes (a) profit share contributions under the Company’s 401(k) Profit Sharing Plan of $4,044 for 2001, $7,126 for 2002, and $7,363 for 2003; (b) matching contributions under the Company’s 401(k) Profit Sharing Plan of $5,250 for 2001, $6,000 for 2002, and $7,000 for 2003; and (c) payments of executive officer disability insurance premiums of $4,989 for 2001, $4,989 for 2002, and $4,989 for 2003.

(2)	Includes (a) profit share contributions under the Company’s 401(k) Profit Sharing Plan of $4,044 for 2001, $7,126 for 2002, and $7,363 for 2003; and (b) matching contributions under the Company’s 401(k) Profit Sharing Plan of $5,250 for 2001, $6,000 for 2002, and $7,000 for 2003.

(3)	Includes (a) profit share contributions under the Company’s 401(k) Profit Sharing Plan of $4,044 for 2001, $7,284 for 2002, and $7,363 for 2003; (b) matching contributions under the Company’s 401(k) Profit Sharing Plan of $5,250 for 2001, $5,500 for 2002, and $6,000 for 2003; and (c) payments of executive officer disability insurance premiums of $2,567 for 2001, $2,567 for 2002, and $2,567 for 2003.

(4)	Includes (a) $86,424 paid in 2002 and $57,630 paid in 2003 in connection with relocation expenses when Mr. Howell joined the Company in 2002; (b) profit share contributions under the Company’s 401(k) Profit Sharing Plan of $7,363 for 2003; and (c) matching contributions under the Company’s 401(k) Profit Sharing Plan of $7,000 for 2003.

(5)	Includes (a) profit share contributions under the Company’s 401(k) Profit Sharing Plan of $4,044 for 2001, $7,126 for 2002, and $7,363 for 2003; (b) matching contributions under the Company’s 401(k) Profit Sharing Plan of $5,250 for 2001, $6,000 for 2002, and $7,000 for 2003; and (c) payments of executive officer disability insurance premiums of $4,653 for 2001, $6,196 for 2002, and $5,498 for 2003.

Stock Option Grants in Fiscal Year 2003

The following table provides information regarding stock options granted in 2003 to the Company’s executive officers named in the Summary Compensation Table. All option grants were made pursuant to the Company’s 1997 Stock Incentive Plan.

Name	Number of Shares Underlying Options Granted(1)	Percentage of Options Granted to Employees During Fiscal Year	Exercise Price Per Share	Expiration Date	Potential Realizable Value at Assumed Rates of Annual Stock Price Appreciation For Option Term(2)
					5%	10%
Gertrude Boyle	—	—	—	—	—	—
Timothy P. Boyle	—	—	—	—	—	—
Patrick D. Anderson	30,000	5.51%	$33.69	3/11/2013	$635,624	$1,610,796
Edward R. Howell	15,000	2.76%	$33.69	3/11/2013	$317,812	$805,398
Robert G. Masin	15,000	2.76%	$33.69	3/11/2013	$317,812	$805,398

(1)	25% of the options granted to Messrs. Anderson, Howell and Masin become exercisable on the first anniversary of the first full month after the date of grant, and the remaining 75% become exercisable ratably over the following 36 months.

(2)	In accordance with rules of the Securities and Exchange Commission, these amounts are the hypothetical gains or option spreads that would exist for the respective options based on assumed compounded rates of annual stock price appreciation of 5% and 10% from the date the options were granted over the option term.

Aggregated Option Exercises and Fiscal Year-End Option Values

The following table indicates for all executive officers named in the Summary Compensation Table, on an aggregated basis, (i) stock options exercised during 2003, including the value realized on the date of exercise, (ii) the number of shares subject to exercisable and unexercisable stock options as of December 31, 2003 and (iii) the value of “in-the-money” options.

Name	Number of Shares Acquired on Exercise	Value Realized	Number of Shares Underlying Unexercised Options at Fiscal Year-End		Value of Unexercised In-the-Money Options at Fiscal Year-End(1)
			Exercisable	Unexercisable	Exercisable	Unexercisable
Gertrude Boyle	—	—	—	—	—	—
Timothy P. Boyle	—	—	—	—	—	—
Patrick D. Anderson	26,150	$1,196,236	70,227	68,573	$2,255,340	$1,600,026
Edward R. Howell	14,586	$282,653	2,086	48,328	$33,793	$852,064
Robert G. Masin	45,737	$1,620,137	33,165	49,812	$792,973	$1,185,584

(1)	Options are “in-the-money” at the fiscal year-end if the fair market value of the underlying securities on such date exceeds the exercise price of the option. The amounts set forth represent the fair market value of the securities underlying the options on December 31, 2003 based on the closing sale price of $54.50 per share of Common Stock on that date (as reported on the NASDAQ National Market) less the per share exercise price of the options, multiplied by the applicable number of shares underlying the options.

Compensation Committee Interlocks and Insider Participation

The Compensation Committee of the Board of Directors (the “Compensation Committee”) consists of Messrs. Albers, Babson, and Klenz, all non-employee directors. No Compensation Committee member participates in committee deliberations or recommendations relating to his own compensation.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION 1

The Compensation Committee makes recommendations to the Board of Directors regarding compensation for the executive officers of the Company, and administers the executive compensation plans, the Company’s Employee Stock Purchase Plan and the Company’s stock option program, from which stock options are granted periodically to executive officers and other employees of the Company.

Compensation Principles and Philosophy

The Compensation Committee believes that leadership and motivation of the Company’s executives are critical to the long-term success of the Company. In support of this philosophy, the Company has adopted an executive compensation policy in which the primary objectives are to provide a total compensation package that:

•	will allow it to attract and retain key executive officers who are primarily responsible for the long-term success of the Company;

•	takes into consideration the compensation practices of comparable companies with whom the Company competes for executive talent; and

•	will motivate executives to maximize shareholder returns by achieving both short- and long-term Company goals.

The Compensation Committee maintains the philosophy that compensation of the Company’s executives should be directly linked to the financial performance of the Company as well as to each executive’s individual contribution. In determining competitive compensation levels, the Compensation Committee has engaged independent compensation consultants to analyze base salaries and incentive compensation for executive officers at comparable companies. The Company’s executive salaries increased an average of three percent from 2002 to 2003, falling slightly above the 50th percentile of comparable companies.

The Compensation Committee continues to place increasing emphasis on aligning compensation with Company performance by increasing the proportion of executive pay that is “at risk,” offering increased rewards for strong Company and individual performance and reduced returns if performance expectations are not met.

The total compensation package includes a competitive base salary, incentive bonuses, periodic stock option grants, as well as a 401(k) plan with a Company match, and a Company profit sharing plan.

Compensation Elements

There are different elements in the Company’s executive compensation program, all determined by individual performance and Company profitability, except for stock option grants that are intended to correlate compensation to stock price performance.

Base Salary Compensation

Base salaries for the Chief Executive Officer and other select executive officers have been established by reviewing a number of factors, including responsibilities, experience, demonstrated performance and potential for future contributions. The Compensation Committee also takes into account competitive factors, including the level of salaries associated with similar positions at businesses that compete with the Company.

[1]	This Compensation Committee Report in addition to the section entitled “Report of the Audit Committee” and the section entitled “Performance Graph” are not “soliciting material,” are not deemed “filed” with the Securities and Exchange Commission, and are not to be incorporated by reference in any filing of the Company under the Securities Act of 1933 or the Securities Act of 1934, regardless of date or any general incorporation language in such filing.

Annual Incentive Compensation

In 1999, the Board of Directors and shareholders approved the Executive Incentive Compensation Plan. The Company is seeking re-approval of the Executive Incentive Compensation Plan by shareholders at the 2004 annual meeting of shareholders. Under the Executive Incentive Compensation Plan, the Compensation Committee establishes Company performance goals, which may include Company revenues or earnings or other Company benchmarks, within 90 days of the beginning of the calendar year. Cash bonuses for eligible executive officers are determined by the extent to which the Company attains the established goals and by an assessment of each executive officer’s performance during the year. In each case, the target bonus will be a percentage of the executive’s base salary. Bonuses may exceed the target by a predetermined amount if Company performance goals are exceeded and if the executive’s performance meets or exceeds the Compensation Committee’s expectations. An executive may also receive no bonus for the year if less than a predetermined percentage of a Company performance goal is met or if the executive’s performance does not meet the Compensation Committee’s expectations. Although the Executive Incentive Compensation Plan requires that Company performance goals and target bonuses be established in the first quarter of the year in order to comply with Section 162(m) of the Internal Revenue Code, the Compensation Committee may exercise discretion by reducing bonuses from a preset amount. For example, if Company performance would result in a maximum bonus, but individual performance does not meet the Compensation Committee’s standards, the Compensation Committee could exercise discretion by reducing the bonus amount. Under the Executive Incentive Compensation Plan the Compensation Committee established a performance goal for the Company for 2003 based on pre-tax income. The Company exceeded its performance goals for fiscal 2003 and each Executive Officer received a cash bonus.

Stock Options

Options provide executives with the opportunity to buy and maintain an equity interest in the Company and to share in the appreciation of the value of the stock. They also provide a long-term incentive for the executive to remain with the Company and promote shareholder returns. The Company has made periodic stock option grants under the 1997 Stock Incentive Plan to most executive officers. The Company to date has not granted stock options to Timothy P. Boyle or Gertrude Boyle, each of whom has a substantial ownership interest in the Company, which provides a long-term performance incentive.

The Compensation Committee makes annual stock option grants to certain executives and other select employees. The number of shares in each grant will depend on factors such as the level of base pay and individual performance. Stock options are awarded with an exercise price equal to the fair market value of the Company’s Common Stock at the time of the grant. Options granted in 2003 expire ten years after the option was granted and vest over a period of four years. The options only have value to the recipients if the price of the Company’s stock appreciates after the options are granted.

Other Benefits

The Company has a 401(k) profit-sharing plan, which covers substantially all employees with more than ninety days of service. The Company has historically made discretionary matching and non-matching contributions, with the non-matching contributions made in the form of profit sharing. All contributions to the plan are determined by the Board of Directors. In addition, executive officers, other than Timothy P. Boyle and Gertrude Boyle, are eligible to participate in the Company’s 1999 Employee Stock Purchase Plan.

Other benefits that are offered to key executives are largely those that are offered to the general employee population, with some variation. In general, these variations are designed to provide a safety net of protection against the financial catastrophes that can result from illness, disability or death.

Chief Executive Officer Compensation

The Compensation Committee has determined the compensation for the Chief Executive Officer based on a number of factors. Mr. Boyle’s base salary was determined after a review of his experience, performance and an evaluation of comparable positions at other companies. Under the Executive Incentive Compensation Plan total compensation for Mr. Boyle is tied to the overall financial performance of the Company. For 2003, Mr. Boyle was eligible to receive as a bonus between 30 percent and 220 percent of his base salary, depending on the Company achieving between 85 and 130 percent of predetermined financial goals. The Company exceeded 100 percent of the financial goals, and Mr. Boyle received a bonus of $970,761, or 141 percent of his annual salary. Mr. Boyle’s 2004 salary is $700,000, an increase of $10,000 from 2003, and was established by the Compensation Committee after commissioning a review of executive salaries across related industries as well as in the same geographic region. In 2004, Mr. Boyle is again eligible for a performance-based bonus of between 30 percent and 220 percent of his base salary, depending on his performance and on the Company achieving between 85 percent and 130 percent of pre-set financial goals. If the Company’s performance is below 85 percent of the financial goals, Mr. Boyle will receive no bonus under the Executive Incentive Compensation Plan. Because of Mr. Boyle’s substantial ownership interest in the Company, the Compensation Committee believes he has an effective long-term incentive tied directly to shareholder return.

Deductibility of Compensation

Section 162(m) of the Internal Revenue Code limits to $1,000,000 per person the amount that the Company can deduct for compensation paid to the Company’s Chief Executive Officer and four highest compensated officers (other than the Chief Executive Officer) in any year. Depending on individual and Company performance, total compensation for certain of such executives may be greater than $1,000,000. The limit on deductibility, however, does not apply to performance-based compensation that meets certain requirements. The Company’s current policy is generally to grant stock options that meet those requirements so that option compensation recognized by an optionee will be fully deductible by the Company. Similarly, the Executive Incentive Compensation Plan is intended to provide for fully deductible performance-based compensation.

Members of the Compensation Committee:

Murrey R. Albers—Chairman

Stephen E. Babson

Walter T. Klenz

PERFORMANCE GRAPH

Set forth below is a line graph comparing the cumulative total shareholder return of the Company’s Common Stock, assuming reinvestment of dividends, with the cumulative total return of the Standard & Poor’s Small Cap 600 Index, the S&P 500 Textile (Apparel) Index and the S&P 500 Index for the period commencing December 31, 1998 and ending on December 31, 2003. The graph assumes that $100 was invested on December 31, 1998 in each of the following:

•	the Common Stock of the Company;

•	the stocks represented in the Standard and Poor’s Small Cap 600 Index;

•	the stocks represented in the S&P’s 500 Textile (Apparel) Index; and

•	the stocks represented in the S&P 500 Index.

The table also assumes the reinvestment of dividends, if any. The Company included indices for the S&P 500 and S&P 500 Textile (Apparel) in order to provide shareholders comparisons with companies outside the small capitalization category.

Historical stock price performance should not be relied on as indicative of future stock price performance.

Columbia Sportswear Company

Stock Price Performance

December 31, 1998 – December 31, 2003

Total Return Analysis	12/31/1998	12/31/1999	12/31/2000	12/31/2001	12/31/2002	12/31/2003
Columbia Sportswear Co.	$100.00	$127.41	$294.82	$296.00	$394.84	$484.44
S&P 500 Textile (Apparel)	$100.00	$98.06	$116.93	$120.50	$126.89	$175.15
S&P Small Cap 600	$100.00	$111.52	$123.81	$130.91	$111.39	$154.23
S&P 500	$100.00	$121.01	$109.99	$96.98	$75.58	$96.79

ADDITIONAL INFORMATION

Shareholder Proposals to be Included in the Company’s Proxy Statement. A shareholder proposal to be considered for inclusion in proxy materials for the Company’s 2005 annual meeting of shareholders must be received by the Company by December 10, 2004.

Shareholder Proposals Not in the Company’s Proxy Statement. Shareholders wishing to present proposals for action at this annual meeting or at another shareholders’ meeting must do so in accordance with the Company’s bylaws, a copy of which is available upon written request to Carl K. Davis, Vice President, General Counsel and Secretary. A shareholder must give timely notice of the proposed business to the Secretary. For purposes of the Company’s 2005 annual meeting of shareholders, such notice, to be timely, must be received by the Company by January 9, 2005.

Shareholder Nominations for Director. Shareholders wishing to directly nominate candidates for election to the Board of Directors at an annual meeting must do so in accordance with the Company’s bylaws by giving timely notice in writing to the Secretary as defined above. The notice shall set forth (a) the name and address of the shareholder who intends to make the nomination, (b) the name, age, business address and residence address of each nominee, (c) the principal occupation or employment of each nominee, (d) the class and number of shares of the Company that are beneficially owned by each nominee and by the nominating shareholder, (e) any other information concerning the nominee that must be disclosed of nominees in proxy solicitations pursuant to Regulation 14A of the Securities Exchange Act of 1934, and (f) the executed consent of each nominee to serve as a director of the Company if elected.

If the number of directors to be elected is increased and there is no public announcement by the Company naming all nominees or specifying the size of the increased Board of Directors at least 100 days prior to the first anniversary of the preceding year’s annual meeting, a shareholder’s notice shall also be considered timely (but only with respect to nominees for new positions created by such increase) if delivered to the Secretary at the Company’s principal executive offices no later than the close of business on the tenth day following the day on which the public announcement is first made by the Company.

Shareholders wishing to make any director nominations at any special meeting of shareholders held for the purpose of electing directors must do so, in accordance with the bylaws, by delivering timely notice to the Secretary setting forth the information described above for annual meeting nominations. To be timely, the notice must be delivered to the Secretary at the principal executive offices of the Company not earlier than the close of business on the 90th day prior to the special meeting and not later than the close of business on the tenth day following the day on which public announcement is first made of the date of the special meeting and of the nominees proposed by the Board to be elected at the meeting. The officer presiding at the meeting may, if in the officer’s opinion the facts warrant, determine that a nomination was not made in accordance with the procedures prescribed by the bylaws. If such officer does so, such officer shall so declare to the meeting and the defective nomination shall be disregarded.

By Order of the Board of Directors

Timothy P. Boyle

President and Chief Executive Officer

Portland, Oregon

April 9, 2004

APPENDIX A

AUDIT COMMITTEE CHARTER

I.	DESIGNATION AND MEMBERSHIP

1.	The Board of Directors (the “Board”) of Columbia Sportswear Company (the “Company”) will appoint from among its members an Audit Committee (the “Committee”); Committee members may be removed by the Board at any time.

2.	The Committee will consist of at least three members of the Board. As defined by applicable law and regulation, each Committee member shall be determined by the Board to be independent and generally knowledgeable in financial and auditing matters, and at least one member shall have accounting or related financial management expertise.

3.	The Board will designate one Committee member to serve as Chairman of the Committee.

II.	PURPOSE

The primary purpose of the Committee is to assist the Board in fulfilling its responsibilities for oversight of the reliability, quality and integrity of the Company’s accounting and financial reporting processes and the audits of the Company’s financial statements and internal controls.

III.	AUTHORITY

The Committee has the authority to:

1.	appoint, retain, compensate, evaluate and terminate the independent auditor and to approve all audit engagement fees and terms;

2.	engage, compensate and terminate independent counsel and other advisors;

3.	conduct or authorize investigations into any matters within the scope of its responsibility;

4.	meet with and seek any information from any Company officer, employee, outside counsel, or the independent auditor, all of whom are directed to cooperate with the Committee; and

5.	form and delegate authority to subcommittees as appropriate and permitted by applicable law or regulation.

IV.	DUTIES AND RESPONSIBILITIES

The Committee will:

1.	meet at least four times annually, or more frequently as it deems necessary or advisable;

2.	oversee the performance of the Company’s internal audit function and the independent auditor;

3.	establish procedures for the receipt, retention and treatment of complaints about accounting, internal accounting controls or auditing matters, as well as for confidential, anonymous submissions by Company employees of concerns regarding questionable accounting or auditing matters;

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4.	appoint, retain, compensate, evaluate and, as it deems necessary or advisable, terminate the independent auditor;

5.	approve all audit engagement fees and terms;

6.	pre-approve and adopt policies governing pre-approval of all audit and permissible non-audit services to be provided by the independent auditor;

7.	review and discuss with the independent auditor its statement delineating all relationships between it and the Company, and assess the independence of the independent auditor;

8.	discuss with the independent auditor all critical accounting policies, alternative treatments of financial information within generally accepted accounting principles discussed with management, the ramifications of the use of alternative treatments and the independent auditor’s preferred treatment, and any other material written communications between the independent auditor and management;

9.	review and discuss with management and the independent auditor the Company’s annual and quarterly financial statements;

10.	review the Company’s earnings press releases;

11.	resolve disagreements between management and the independent auditor;

12.	review disclosures made by the Chief Executive Officer and Chief Financial Officer regarding the design or operation of internal controls and any fraud that involves management or other employees who have a significant role in the Company’s internal controls;

13.	review any required management reports on internal controls and any related certifications by the independent auditor;

14.	discuss with the independent auditor all matters required to be discussed under generally accepted auditing standards, including the scope and results of their audit of the Company’s consolidated financial statements;

15.	discuss with management the development and selection of any critical accounting estimates, and the Company’s related disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations;”

16.	prepare the report that is required to be included in the Company’s annual proxy statement; and

17.	annually review and assess the adequacy of this Charter and recommend to the Board any proposed changes to this Charter.

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APPENDIX B

COLUMBIA SPORTSWEAR COMPANY

1997 STOCK INCENTIVE PLAN, AS AMENDED 1

1. Purpose. The purpose of this 1997 Stock Incentive Plan (the “Plan”) is to enable Columbia Sportswear Company (the “Company”) to attract and retain the services of (i) selected employees, officers and directors of the Company or any parent or subsidiary of the Company and (ii) selected nonemployee agents, consultants, advisors and independent contractors of the Company or any parent or subsidiary of the Company. For purposes of this Plan, a person is considered to be employed by or in the service of the Company if the person is employed by or in the service of the Company or any parent or subsidiary of the Company (in which case, the Company, parent or subsidiary is referred to as an “Employer”).

2. Shares Subject to the Plan. Subject to adjustment as provided below and in Section 10, the shares to be offered under the Plan shall consist of Common Stock of the Company, and the total number of shares of Common Stock that may be issued under the Plan shall be 7,400,000 shares. If an option or Performance-based Award granted under the Plan expires, terminates or is cancelled, the unissued shares subject to that option or Performance-based Award shall again be available under the Plan. If shares awarded as a bonus pursuant to Section 7 or sold pursuant to Section 8 under the Plan are forfeited to or repurchased by the Company, the number of shares forfeited or repurchased shall again be available under the Plan.

3. Effective Date and Duration of Plan.

3.1 Effective Date. The Plan shall become effective as of March 12, 1997. No Incentive Stock Option (as defined in Section 5 below) granted under the Plan shall become exercisable and no payments shall be made under a Performance-based Award, however, until the Plan is approved by the affirmative vote of the holders of a majority of the shares of Common Stock represented at a shareholders meeting at which a quorum is present and the exercise of any Incentive Stock Options granted under the Plan before such approval shall be conditioned on and subject to such approval. Subject to this limitation, options and Performance-based Awards may be granted and shares may be awarded as bonuses or sold under the Plan at any time after the effective date and before termination of the Plan.

3.2 Duration. The Plan shall continue in effect until all shares available for issuance under the Plan have been issued and all restrictions on such shares have lapsed. The Board of Directors may suspend or terminate the Plan at any time except with respect to options, Performance-based Awards and shares subject to restrictions then outstanding under the Plan. Termination shall not affect any outstanding options, any outstanding Performance-based Awards or any right of the Company to repurchase shares or the forfeitability of shares issued under the Plan.

4. Administration.

4.1 Board of Directors. The Plan shall be administered by the Board of Directors of the Company, which shall determine and designate from time to time the individuals to whom awards shall be made, the amount of the awards and the other terms and conditions of the awards. Subject to the provisions of the Plan, the Board of Directors may from time to time adopt and amend rules and regulations relating to administration of the Plan, advance the lapse of any waiting period, accelerate any exercise date, waive or modify any restriction applicable to shares (except those restrictions imposed by law) and make all other determinations in the judgment of the Board of Directors necessary or desirable for the administration of the Plan. The interpretation and construction of the provisions of the Plan and related agreements by the Board of Directors shall be final and conclusive. The Board of Directors may correct any defect or supply any omission or reconcile any inconsistency in the Plan or in any related agreement in the manner and to the extent it shall deem expedient to carry the Plan into effect, and it shall be the sole and final judge of such expediency.

[1]	NOTE: Underlined text is new, subject to approval by shareholders at 2004 annual meeting.

4.2 Committee. The Board of Directors may delegate to any committee of the Board of Directors (the ”Committee”) any or all authority for administration of the Plan. If authority is delegated to the Committee, all references to the Board of Directors in the Plan shall mean and relate to the Committee, except (i) as otherwise provided by the Board of Directors and (ii) that only the Board of Directors may amend or terminate the Plan as provided in Sections 3 and 11.

4.3 Officers. The Board of Directors may delegate to any officer or officers of the Company authority to grant awards under the Plan, subject to any restrictions imposed by the Board of Directors.

4.4 Non-U.S. Provisions. Notwithstanding anything in the Plan to the contrary, with respect to any person eligible for awards under the Plan who is resident outside the United States, the Board of Directors may, in its sole discretion, amend or vary the terms of the Plan in order to conform such terms with the requirements of local law or to meet the goals and objectives of the Plan, and may, in its sole discretion, establish administrative rules and procedures to facilitate the operation of the Plan in such non-U.S. jurisdictions. The Board may, where it deems appropriate in its sole discretion, establish one or more sub-plans for these purposes.

5. Types of Awards; Eligibility. The Board of Directors may, from time to time, take the following actions, separately or in combination, under the Plan: (i) grant Incentive Stock Options, as defined in Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”), as provided in Sections 6.1 and 6.2; (ii) grant options other than Incentive Stock Options (“Non-Statutory Stock Options”) as provided in Sections 6.1 and 6.3; (iii) award stock bonuses as provided in Section 7; (iv) sell shares subject to restrictions as provided in Section 8; and (v) award Performance-based Awards as provided in Section 9. Awards may be made to employees, including employees who are officers or directors, and to other individuals described in Section 1 who the Board of Directors believes have made or will make an important contribution to the Company; provided, however, that only employees of the Company or any parent or subsidiary of the Company (as defined in subsections 424(e) and 424(f) of the Code) shall be eligible to receive Incentive Stock Options under the Plan. The Board of Directors shall select the individuals to whom awards shall be made and shall specify the action taken with respect to each individual to whom an award is made. At the discretion of the Board of Directors, an individual may be given an election to surrender an award in exchange for the grant of a new award. No employee may be granted options for more than an aggregate of 100,000 shares of Common Stock in connection with the hiring of the employee or 100,000 shares of Common Stock in any calendar year otherwise.

6. Option Grants.

6.1 General Rules Relating to Options.

6.1-1 Terms of Grant. The Board of Directors may grant options under the Plan. With respect to each option grant, the Board of Directors shall determine the number of shares subject to the option, the option exercise price, the period of the option, the time or times at which the option may be exercised and whether the option is an Incentive Stock Option or a Non-Statutory Stock Option. At the time of the grant of an option or at any time thereafter, the Board of Directors may provide that an optionee who exercised an option with Common Stock of the Company shall automatically receive a new option to purchase additional shares equal to the number of shares surrendered and may specify the terms and conditions of such new options.

6.1-2 Exercise of Options. Except as provided in Section 6.1-4 or as determined by the Board of Directors, no option granted under the Plan may be exercised unless at the time of such exercise the optionee is employed by or in the service of the Company and shall have been so employed or provided such service continuously since the date the option was granted. Except as provided in Sections 6.1-4 and 10, options granted under the Plan may be exercised from time to time over the period stated in each option in such amounts and at such times as shall be prescribed by the Board of Directors, provided that options shall not be exercised for fractional shares. Unless otherwise determined by the Board of Directors, if an optionee does not exercise an option in any one year with respect to the full number of shares to which the optionee is entitled in that year, the optionee’s rights shall be cumulative and the optionee may purchase those shares in any subsequent year during the term of the option.

6.1-3 Nontransferability. Each Incentive Stock Option and, unless otherwise determined by the Board of Directors, each other option granted under the Plan by its terms (i) shall be nonassignable and nontransferable by the optionee, either voluntarily or by operation of law, except by will or by the laws of descent and distribution of the state or country of the optionee’s domicile at the time of death, and (ii) during the optionee’s lifetime, shall be exercisable only by the optionee.

6.1-4 Termination of Employment or Service.

6.1-4(a) General Rule. Unless otherwise determined by the Board of Directors, in the event an optionee’s employment or service with the Company terminates for any reason other than because of total disability or death as provided in Sections 6.1-4(b) and (c), his or her option may be exercised at any time before the expiration date of the option or the expiration of 30 days after the date of termination, whichever is the shorter period, but only if and to the extent the optionee was entitled to exercise the option at the date of termination.

6.1-4(b) Termination Because of Total Disability. Unless otherwise determined by the Board of Directors, in the event an optionee’s employment or service with the Company terminates because of total disability, his or her option may be exercised at any time before the expiration date of the option or before the date 12 months after the date of termination, whichever is the shorter period, but only if and to the extent the optionee was entitled to exercise the option at the date of termination. The term “total disability” means a medically determinable mental or physical impairment that is expected to result in death or has lasted or is expected to last for a continuous period of 12 months or more and that causes the optionee to be unable, in the opinion of the Company and two independent physicians, to perform his or her duties as an employee, director, officer or consultant of the Employer and unable to be engaged in any substantial gainful activity. Total disability shall be deemed to have occurred on the first day after the two independent physicians have furnished their written opinion of total disability to the Company and the Company has reached an opinion of total disability.

6.1-4(c) Termination Because of Death. Unless otherwise determined by the Board of Directors, in the event of an optionee’s death while employed by or providing service to the Company, his or her option may be exercised at any time before the expiration date of the option or before the date 12 months after the date of death, whichever is the shorter period, but only if and to the extent the optionee was entitled to exercise the option at the date of death and only by the person or persons to whom the optionee’s rights under the option shall pass by the optionee’s will or by the laws of descent and distribution of the state or country of domicile at the time of death.

6.1-4(d) Amendment of Exercise Period Applicable to Termination. The Board of Directors may at any time extend the 30-day and 12-month exercise periods any length of time not longer than the original expiration date of the option. The Board of Directors may at any time increase the portion of an option that is exercisable, subject to such terms and conditions as the Board of Directors may determine.

6.1-4(e) Failure to Exercise Option. To the extent that the option of any deceased optionee or any optionee whose employment or service terminates is not exercised within the applicable period, all further rights to purchase shares pursuant to the option shall cease and terminate.

6.1-4(f) Leave of Absence. Absence on leave approved by the Employer or on account of illness or disability shall not be deemed a termination or interruption of employment or service. Unless otherwise determined by the Board of Directors, vesting of options shall continue during a medical, family or military leave of absence, whether paid or unpaid, and vesting of options shall be suspended during any other unpaid leave of absence.

6.1-5 Purchase of Shares.

6.1-5(a) Notice of Exercise. Unless the Board of Directors determines otherwise, shares may be acquired pursuant to an option granted under the Plan only upon the Company’s receipt of written notice from the optionee of the optionee’s binding commitment to purchase shares, specifying the number of shares the optionee desires to purchase under the option and the date on which the optionee agrees to complete the transaction, and, if required in order to comply with the Securities Act of 1933, as amended, containing a representation that it is the optionee’s present intention to acquire the shares for investment and not with a view to distribution.

6.1-5(b) Payment. Unless the Board of Directors determines otherwise, on or before the date specified for completion of the purchase of shares pursuant to an option exercise, the optionee must have paid the Company the full purchase price of those shares in cash or by check or, with the consent of the Board of Directors, in whole or in part, in Common Stock of the Company valued at fair market value, restricted stock, or other contingent awards denominated in either stock or cash, promissory notes and other forms of consideration. Unless otherwise determined by the Board of Directors, any Common Stock provided in payment of the purchase price must have been previously acquired and held by the optionee for at least six months. The fair market value of Common Stock provided in payment of the purchase price shall be the closing price of the Common Stock last reported before the time payment in Common Stock is made or, if earlier, committed to be made, if the Common Stock is publicly traded, or another value of the Common Stock as shall be specified by the Board of Directors. No shares shall be issued until full payment for the shares has been made, including all amounts owed for tax withholding. With the consent of the Board of Directors, an optionee may request the Company to apply automatically the shares to be received upon the exercise of a portion of a stock option (even though stock certificates have not yet been issued) to satisfy the purchase price for additional portions of the option.

6.1-5(c) Tax Withholding. Each optionee who has exercised an option shall, immediately upon notification of the amount due, if any, pay to the Company in cash or by check amounts necessary to satisfy any applicable federal, state and local tax withholding requirements. If additional withholding is or becomes required (as a result of exercise of an option or as a result of disposition of shares acquired pursuant to exercise of an option) beyond any amount deposited before delivery of the certificates, the optionee shall pay such amount, in cash or by check, to the Company on demand. If the optionee fails to pay the amount demanded, the Company or the Employer may withhold that amount from other amounts payable to the optionee, including salary, subject to applicable law. With the consent of the Board of Directors an optionee may satisfy this obligation, in whole or in part, by instructing the Company to withhold from the shares to be issued upon exercise or by delivering to the Company other shares of Common Stock; provided, however, that the number of shares so withheld or delivered shall not exceed the minimum amount necessary to satisfy the required withholding obligation.

6.1-5(d) Reduction of Reserved Shares. Upon the exercise of an option, the number of shares reserved for issuance under the Plan shall be reduced by the number of shares issued upon exercise of the option (less the number of any shares surrendered in payment for the exercise price or withheld to satisfy withholding requirements).

6.1-6 Limitations on Grants to Non-Exempt Employees. Unless otherwise determined by the Board of Directors, if an employee of the Company or any parent or subsidiary of the Company is a non-exempt employee subject to the overtime compensation provisions of Section 7 of the Fair Labor Standards Act (the “FLSA”), any option granted to that employee shall be subject to the following restrictions: (i) the option price shall be at least 85 percent of the fair market value, as described in Section 6.2-4, of the Common Stock subject to the option on the date it is granted; and (ii) the option shall not be exercisable until at least six months after the date it is granted; provided, however, that this six-month restriction on exercisability will cease to apply if the employee dies, becomes disabled or retires, there is a change in ownership of the Company, or in other circumstances permitted by regulation, all as prescribed in Section 7(e)(8)(B) of the FLSA.

6.2 Incentive Stock Options. Incentive Stock Options shall be subject to the following additional terms and conditions:

6.2-1 Limitation on Amount of Grants. If the aggregate fair market value of stock (determined as of the date the option with respect to such stock is granted) with respect to which Incentive Stock Options granted under this Plan (and any other stock incentive plan of the Company or its parent or subsidiary corporations) are exercisable for the first time by an employee during any calendar year exceeds $100,000, the portion of the option or options not exceeding $100,000 will be treated as an Incentive Stock Option and the portion of the option exceeding $100,000 will be treated as a Non-Statutory Stock Option. The preceding sentence will be applied by taking options into account in the order in which they were granted. The Company may designate stock that is treated as acquired pursuant to exercise of an option that is in part an Incentive Stock Option and in part a Non-Statutory Stock Option as Incentive Stock Option stock by issuing a separate certificate for that stock and identifying the certificate as Incentive Stock Option stock in its stock records. In the absence of such a designation, each share of stock issued pursuant to exercise of the option will be treated in part as Incentive Stock Option stock and in part as Non-Statutory Stock Option stock.

6.2-2 Limitations on Grants to 10 Percent Shareholders. An Incentive Stock Option may be granted under the Plan to an employee possessing more than 10 percent of the total combined voting power of all classes of stock of the Company or any parent or subsidiary (as defined in subsections 424(e) and 424(f) of the Code) only if the option price is at least 110 percent of the fair market value, as described in Section 6.2-4, of the Common Stock subject to the option on the date it is granted and the option by its terms is not exercisable after the expiration of five years from the date it is granted.

6.2-3 Duration of Options. Subject to Sections 6.1-2, 6.1-4 and 6.2-2, Incentive Stock Options granted under the Plan shall continue in effect for the period fixed by the Board of Directors, except that no Incentive Stock Option shall be exercisable after the expiration of 10 years from the date it is granted.

6.2-4 Option Price. The option price per share shall be determined by the Board of Directors at the time of grant. Except as provided in Section 6.2-2, the option price shall not be less than 100 percent of the fair market value of the Common Stock covered by the Incentive Stock Option at the date the option is granted. The fair market value shall be the closing price of the Common Stock last reported before the time the option is granted, if the stock is publicly traded, or, another value of the Common Stock as shall be specified by the Board of Directors.

6.2-5 Limitation on Time of Grant. No Incentive Stock Option shall be granted on or after the tenth anniversary of the last action by the Board of Directors adopting the Plan or approving an increase in the number of shares available for issuance under the Plan, which action was subsequently approved within 12 months by the shareholders.

6.2-6 Early Dispositions. If within two years after an Incentive Stock Option is granted or within 12 months after an Incentive Stock Option is exercised, the optionee sells or otherwise disposes of Common Stock acquired on exercise of the Option, the optionee shall within 30 days of the sale or disposition notify the Company in writing of (i) the date of the sale or disposition, (ii) the amount realized on the sale or disposition and (iii) the nature of the disposition (e.g., sale, gift, etc.).

6.3 Non-Statutory Stock Options. Non-Statutory Stock Options shall be subject to the following terms and conditions, in addition to those set forth in Section 6.1 above:

6.3-1 Option Price. The option price for Non-Statutory Stock Options shall be determined by the Board of Directors at the time of grant and may be any amount determined by the Board of Directors.

6.3-2 Duration of Options. Non-Statutory Stock Options granted under the Plan shall continue in effect for the period fixed by the Board of Directors.

7. Stock Bonuses. The Board of Directors may award shares under the Plan as stock bonuses. Shares awarded as a bonus shall be subject to the terms, conditions and restrictions determined by the Board of Directors. The restrictions may include restrictions concerning transferability and forfeiture of the shares awarded, together with such other restrictions as may be determined by the Board of Directors. The Board of Directors may require the recipient to sign an agreement as a condition of the award, but may not require the recipient to pay any monetary consideration other than amounts necessary to satisfy tax withholding requirements. The agreement may contain any terms, conditions, restrictions, representations and warranties required by the Board of Directors. The certificates representing the shares awarded shall bear any legends required by the Board of Directors. The Company may require any recipient of a stock bonus to pay to the Company in cash or by check upon demand amounts necessary to satisfy any applicable federal, state or local tax withholding requirements. If the recipient fails to pay the amount demanded, the Company or the Employer may withhold that amount from other amounts payable to the recipient, including salary, subject to applicable law. With the consent of the Board of Directors, a recipient may satisfy this obligation, in whole or in part, by instructing the Company to withhold from any shares to be issued or by delivering to the Company other shares of Common Stock; provided, however, that the number of shares so withheld or delivered shall not exceed the minimum amount necessary to satisfy the required withholding obligation. Upon the issuance of a stock bonus, the number of shares reserved for issuance under the Plan shall be reduced by the number of shares issued, less the number of shares withheld or delivered to satisfy withholding obligations.

8. Restricted Stock. The Board of Directors may issue shares under the Plan for such consideration (including promissory notes and services) as determined by the Board of Directors. Shares issued under the Plan shall be subject to the terms, conditions and restrictions determined by the Board of Directors. The restrictions may include restrictions concerning transferability, repurchase by the Company and forfeiture of the shares issued, together with such other restrictions as may be determined by the Board of Directors. All Common Stock issued pursuant to this Section 8 shall be subject to a purchase agreement, which shall be executed by the Company and the prospective purchaser of the shares before the delivery of certificates representing such shares to the purchaser. The purchase agreement may contain any terms, conditions, restrictions, representations and warranties required by the Board of Directors. The certificates representing the shares shall bear any legends required by the Board of Directors. The Company may require any purchaser of restricted stock to pay to the Company in cash or by check upon demand amounts necessary to satisfy any applicable federal, state or local tax withholding requirements. If the purchaser fails to pay the amount demanded, the Company or the Employer may withhold that amount from other amounts payable to the purchaser, including salary, subject to applicable law. With the consent of the Board of Directors, a purchaser may satisfy this obligation, in whole or in part, by instructing the Company to withhold from any shares to be issued or by delivering to the Company other shares of Common Stock; provided, however, that the number of shares so withheld or delivered shall not exceed the minimum amount necessary to satisfy the required withholding obligation. Upon the issuance of restricted stock, the number of shares reserved for issuance under the Plan shall be reduced by the number of shares issued, less the number of shares withheld or delivered to satisfy withholding obligations.

9. Performance-based Awards. The Board of Directors may grant awards intended to qualify as qualified performance-based compensation under Section 162(m) of the Code and the regulations thereunder (“Performance-based Awards”). Performance-based Awards shall be denominated at the time of grant either in Common Stock (“Stock Performance Awards”) or in dollar amounts (“Dollar Performance Awards”). Payment under a Stock Performance Award or a Dollar Performance Award shall be made, at the discretion of the Board of Directors, in Common Stock (“Performance Shares”), or in cash or in any combination thereof. Performance-based Awards shall be subject to the following terms and conditions:

9.1 Award Period. The Board of Directors shall determine the period of time for which a Performance-based Award is made (the “Award Period”).

9.2 Performance Goals and Payment. The Board of Directors shall establish in writing objectives (“Performance Goals”) that must be met by the Company or any subsidiary, division or other unit of the Company (“Business Unit”) during the Award Period as a condition to payment being made under the Performance-based Award. The Performance Goals for each award shall be one or more targeted levels of performance with respect to one or more of the following objective measures with respect to the Company or any Business Unit: earnings, earnings per share, stock price increase, total shareholder return (stock price increase plus dividends), return on equity, return on assets, return on capital, economic value added, revenues, operating income, inventories, inventory turns, cash flows or any of the foregoing before the effect of acquisitions, divestitures, accounting changes, and restructuring and special charges (determined according to criteria established by the Board of Directors). The Board of Directors shall also establish the number of Performance Shares or the amount of cash payment to be made under a Performance-based Award if the Performance Goals are met or exceeded, including the fixing of a maximum payment (subject to Section 9.4). The Board of Directors may establish other restrictions to payment under a Performance- based Award, such as a continued employment requirement, in addition to satisfaction of the Performance Goals. Some or all of the Performance Shares may be issued at the time of the award as restricted shares subject to forfeiture in whole or in part if Performance Goals or, if applicable, other restrictions are not satisfied.

9.3 Maximum Awards. No participant may receive in any fiscal year Stock Performance Awards under which the aggregate amount payable under the Awards exceeds the equivalent of 100,000 shares of Common Stock or Dollar Performance Awards under which the aggregate amount payable under the Awards exceeds $3,000,000.

9.4 Tax Withholding. Each participant who has received Performance Shares shall, upon notification of the amount due, pay to the Company in cash or by check amounts necessary to satisfy any applicable federal, state and local tax withholding requirements. If the participant fails to pay the amount demanded, the Company or the Employer may withhold that amount from other amounts payable to the participant, including salary, subject to applicable law. With the consent of the Board of Directors, a participant may satisfy this obligation, in whole or in part, by instructing the Company to withhold from any shares to be issued or by delivering to the Company other shares of Common Stock; provided, however, that the number of shares so delivered or withheld shall not exceed the minimum amount necessary to satisfy the required withholding obligation.

9.5 Effect on Shares Available. The payment of a Performance-based Award in cash shall not reduce the number of shares of Common Stock reserved for issuance under the Plan. The number of shares of Common Stock reserved for issuance under the Plan shall be reduced by the number of shares issued upon payment of an award, less the number of shares delivered or withheld to satisfy withholding obligations.

10. Changes in Capital Structure.

10.1 Stock Splits; Stock Dividends. If the outstanding Common Stock of the Company is hereafter increased or decreased or changed into or exchanged for a different number or kind of shares or other securities of the Company by reason of any stock split, combination of shares, dividend payable in shares, recapitalization or reclassification, appropriate adjustment shall be made by the Board of Directors in the number and kind of shares available for grants under the Plan and in all other share amounts set forth in the Plan. In addition, the Board of Directors shall make appropriate adjustment in the number and kind of shares as to which outstanding options, or portions thereof then unexercised, shall be exercisable, so that the optionee’s proportionate interest before and after the occurrence of the event is maintained. Notwithstanding the foregoing, the Board of Directors shall have no obligation to effect any adjustment that would or might result in the issuance of fractional shares, and any fractional shares resulting from any adjustment may be disregarded or provided for in any manner determined by the Board of Directors. Any such adjustments made by the Board of Directors shall be conclusive.

10.2 Mergers, Reorganizations, Etc. In the event of a merger, consolidation, plan of exchange, acquisition of property or stock, split-up, split-off, spin-off, reorganization or liquidation to which the Company is a party or any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all, or substantially all, of the Company’s assets (each, a “Transaction”), the Board of Directors shall, in its sole discretion and to the extent possible under the structure of the Transaction, select one of the following alternatives for treating outstanding options under the Plan:

10.2-1 Outstanding options shall remain in effect in accordance with their terms.

10.2-2 Outstanding options shall be converted into options to purchase stock in one or more of the corporations, including the Company, that are the surviving or acquiring corporations in the Transaction. The amount, type of securities subject thereto and exercise price of the converted options shall be determined by the Board of Directors of the Company, taking into account the relative values of the companies involved in the Transaction and the exchange rate, if any, used in determining shares of the surviving corporation(s) to be held by holders of shares of the Company following the Transaction. Unless otherwise determined by the Board of Directors, the converted options shall be vested only to the extent that the vesting requirements relating to options granted hereunder have been satisfied.

10.2-3 The Board of Directors shall provide a period of 30 days or less before the consummation of the Transaction during which outstanding options may be exercised to the extent then exercisable, and upon the expiration of that period, all unexercised options shall immediately terminate. The Board of Directors may, in its sole discretion, accelerate the exercisability of options so that they are exercisable in full during that period.

10.3 Dissolution of the Company. In the event of the dissolution of the Company, options shall be treated in accordance with Section 10.2-3.

10.4 Rights Issued by Another Corporation. The Board of Directors may also grant options and stock bonuses and Performance-based Awards and issue restricted stock under the Plan having terms, conditions and provisions that vary from those specified in this Plan, provided that any such awards are granted in substitution for, or in connection with the assumption of, existing options, stock bonuses, Performance-based Awards and restricted stock granted, awarded or issued by another corporation and assumed or otherwise agreed to be provided for by the Company pursuant to or by reason of a Transaction.

11. Amendment of the Plan. The Board of Directors may at any time, modify or amend the Plan in such respects as it shall deem advisable because of changes in the law while the Plan is in effect or for any other reason. Except as provided in Section 10, however, no change in an award already granted shall be made without the written consent of the holder of the award if the change would adversely affect the holder.

12. Approvals. The Company’s obligations under the Plan are subject to the approval of state and federal authorities or agencies with jurisdiction in the matter. The Company will use its best efforts to take steps required by state or federal law or applicable regulations, including rules and regulations of the Securities and Exchange Commission and any stock exchange on which the Company’s shares may then be listed, in connection with the grants under the Plan. The foregoing notwithstanding, the Company shall not be obligated to issue or deliver Common Stock under the Plan if such issuance or delivery would violate applicable state or federal securities laws.

13. Employment and Service Rights. Nothing in the Plan or any award pursuant to the Plan shall (i) confer upon any employee any right to be continued in the employment of an Employer or interfere in any way with the Employer’s right to terminate such employee’s employment at will at any time, for any reason, with or without cause, or to decrease such employee’s compensation or benefits, or (ii) confer upon any person engaged by an Employer any right to be retained or employed by the Employer or to the continuation, extension, renewal or modification of any compensation, contract or arrangement with or by the Employer.

14. Rights as a Shareholder. The recipient of any award under the Plan shall have no rights as a shareholder with respect to any Common Stock until the date the recipient becomes the holder of record of those shares. Except as otherwise expressly provided in the Plan, no adjustment shall be made for dividends or other rights for which the record date occurs before the date the recipient becomes the holder of record.

Adopted March 12, 1997

Amended May 17, 2001

[Amended May     , 2004]

APPENDIX C

Columbia Sportswear Company

Executive Incentive Compensation Plan

Article 1

Name of Plan. The name of the Plan shall be the Columbia Sportswear Company Executive Incentive Compensation Plan (the Plan).

Article 2

Effective Date of Plan. The effective date of the Plan shall be January 1, 1999. The Plan shall be subject to the approval of a majority of the shareholders of Columbia Sportswear Co. (the Company) at the first annual shareholders meeting to be held after the effective date. No payments will be made under the Plan unless and until such approval is obtained.

Article 3

Purpose of Plan. The purpose of this Plan is to provide an incentive to key executive officers of the Company who contribute to its success by offering an opportunity to such persons to earn compensation in addition to their salaries, based upon company success.

Article 4

Administration of Plan. The Plan shall be administered by the Compensation Committee (the Committee) of the Board of Directors (the Board) of the Company. The Committee shall have the full power and authority to administer the Plan. In applying and interpreting the provisions of the Plan, the decisions of the Committee shall be final.

Article 5

Eligibility. The Committee shall determine the key executive officers of the Company who shall participate in the Plan for any fiscal year as soon as practicable following the beginning thereof, but no later than 90 days after the beginning of the year. Such determination shall be in writing and shall be communicated to eligible executives as soon as practicable.

Article 6

Performance Goals. From time to time, the Committee shall establish performance goals based on the amount of Company revenues, sales, earnings, or earnings per share, or the growth of Company revenues, sales earnings, or earnings per share. The performance goals to be applied for any calendar year shall be determined by the Committee no later than 90 days after the beginning of the year. Each eligible executive’s bonus shall be determined, in such manner as the Committee shall prescribe, by the extent to which the Company attains these performance goals. The specific performance goals to which each eligible executive’s bonus is tied shall be at the discretion of the Committee. The audited financial statements of the Company will be used to measure all financial goals. The Committee shall have the discretion to include or exclude any extraordinary items and/or to adjust its performance goals to take into account changes in accounting, however, any decision to include or exclude extraordinary items or to adjust performance goals to reflect changes in accounting shall be made by the Committee at or prior to the time the Committee establishes performance goals for the calendar year as prescribed above in this Article 6.

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Article 7

Amount of Target Bonus. Upon determining that an executive is eligible to participate in the Plan, the Committee shall determine a target bonus for such executive. The target bonus shall be stated as a percentage of the eligible executive’s base salary.

After the end of the year, the Committee shall determine the extent to which the Company has reached the performance goals established for the eligible executives. The Committee shall have the discretion to reduce the amount payable to any participant for a calendar year by up to 100% based upon factors which it determines, in its discretion, warrant such reduction.

Notwithstanding any other provision of the Plan, the maximum amount payable to any participant under the Plan for a calendar year will not exceed $2 million.

Article 8

Time of Payment. Payments will be made as soon as practicable after the Committee has certified the amounts payable under the Plan based upon audited financial results of the Company for the calendar year. No payments will be made under the Plan in respect of any calendar year unless the predetermined performance goals have been satisfied.

Article 9

Term of Plan. The Plan shall remain in effect until terminated by the Board.

Article 10

Separation. In case of separation from the Company due to death, disability, or retirement an individual or his or her beneficiaries shall receive a bonus, which is prorated for the period of time that the eligible executive was employed by the Company during the year in which the eligible employee died, because disable or retired. The amount of such payment shall be determined and payable after the end of such year. In case of separation from the Company for any other reason, an eligible executive shall not be entitled to a bonus under this Plan for the year in which the separation occurs.

Article 11

Amendment of the Plan. The Board shall have the power to amend or terminate this Plan, in whole or in part, at any time, except that the Board shall not have the right to change the performance goals established by the Committee under Article 6, above. The Plan shall not create any rights of future participation in any employee. No person eligible to receive a bonus under this Plan shall have any rights to pledge, assign, or otherwise dispose of any unpaid portion of such bonus.

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PROXY

COLUMBIA SPORTSWEAR COMPANY

SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

FOR THE ANNUAL MEETING OF SHAREHOLDERS MAY 13, 2004

The undersigned hereby appoints Gertrude Boyle, Timothy P. Boyle, Patrick D. Anderson and Carl K. Davis, and each of them, with power to act without the other and with full power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as designated on the reverse side, all the shares of Columbia Sportswear Company Common Stock which the signatory on the reverse side is entitled to vote, and, in their discretion, to vote upon such other business as may properly come before the Annual Meeting of Shareholders of Columbia Sportswear Company to be held May 13, 2004, or at any adjournments or postponements thereof, with all powers which the signatory on the reverse side would possess if personally present.

The shares represented by this proxy will be voted in accordance with instructions, if given. If no instructions are given, this proxy will be voted FOR the election of the nominees for director and FOR proposals 2, 3 and 4. The proxies may vote in their discretion as to other matters that may come before the meeting.

(Continued and to be marked, dated and signed, on the other side)

Address Change/Comments (Mark the corresponding box on the reverse side)

é FOLD AND DETACH HERE é

You can now access your Columbia Sportswear Company account online.

Access your Columbia Sportswear Company shareholder/stockholder account online via Investor ServiceDirect® (ISD).

Mellon Investor Services LLC, Transfer Agent for Columbia Sportswear Company, now makes it easy and convenient to get current information on your shareholder account.

• View account status • View certificate history • View book-entry information	• View payment history for dividends • Make address changes • Obtain a duplicate 1099 tax form • Establish/change your PIN

Visit us on the web at http://www.melloninvestor.com

Call 1-877-978-7778 between 9am-7pm

Monday-Friday Eastern Time

Please Mark Here for Address Change or Comments	☐
SEE REVERSE SIDE

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF THE NOMINEES FOR DIRECTOR AND FOR PROPOSALS 2, 3 AND 4.

	For All	Withheld All	For All Except			FOR	AGAINST	ABSTAIN
1. ELECTION OF DIRECTORS: Nominees: 01 Gertrude Boyle 02 Timothy P. Boyle 03 Sarah A. Bany 04 Murrey R. Albers 05 Stephen E. Babson 06 Edward S. George 07 Walter T. Klenz 08 John W. Stanton	☐	☐	☐	2.	Proposal to amend the Company’s 1997 Stock Incentive Plan to increase the number of shares reserved for issuance under the Plan.	☐	☐	☐

						FOR	AGAINST	ABSTAIN
				3.	Proposal to re-approve the Company’s Executive Incentive Compensation Plan.	☐	☐	☐

						FOR	AGAINST	ABSTAIN
				4.	Proposal to ratify the selection of Deloitte & Touche LLP as the Company’s independent auditors for 2004.	☐	☐	☐

To withhold authority to vote for any nominees, mark “For All Except” and write the nominees’ name(s) or number(s) on the line below.

SIGNATURE(S)                                                                                                                                                                                                              Date:                    , 2004

NOTE: Please sign exactly as name(s) appears hereon. Joint owners should each sign. Corporation proxies should be signed in full corporate name by an authorized officer and attested. When signed as attorney, executor, administrator, trustee or guardian, please give full title as such.

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